Exhibit 99.B(d)(63)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Parametric Portfolio Associates

Dated June 27, 2005, as amended on March 22, 2007

SEI INSTITUTIONAL MANAGED TRUST

Tax-Managed Small Cap Fund

Tax-Managed Managed Volatility Fund

Agreed and Accepted:

SEI Investments Management Corporation	Parametric Portfolio Associates

By:	By:

/s/ Sofia A. Rosala	/s/ Aaron W. Singleton

Name:	Name:

Sofia A. Rosala	Aaron W. Singleton

Title:	Title:

Vice President	CFO

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Parametric Portfolio Associates

Dated June 27, 2005, as amended March 22, 2007

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Tax-Managed Small Cap Fund	x.xx	%*

Tax-Managed Managed Volatility Fund	x.xx	%

* Provided that a minimum quarterly fee of $xx will be paid to the Sub-Adviser for each full calendar quarter beginning July 1, 2005 and ending June 30, 2008 (the “Quarterly Fee”). However, no Quarterly Fee will become due under this Agreement with respect to any calendar quarter where either (i) the [market] value of the Russell 2500 Index drops to a level below 80% of the Index’s [market] value as of June 30, 2005; or (ii) the aggregate amount of assets of the Fund, including portions not entrusted to the Sub-Adviser under this Agreement, drops to a level below 80% of the aggregate amount of assets of the Fund as of June 30, 2005.

Agreed and Accepted:

SEI Investments Management Corporation	Parametric Portfolio Associates

By:	By:

/s/ Sofia A. Rosala	/s/ Aaron W. Singleton

Name:	Name:

Sofia A. Rosala	Aaron W. Singleton

Title:	Title:

Vice President	CFO